Exhibit 99.1

Contact:

David Bullock

Chief Financial Officer

(717) 849-8500

Ian Lee

(717) 771-3220

InvestorRelations@grahampackaging.com

Graham Packaging Announces Offering of $250 Million Senior Unsecured Notes to Finance the Acquisition of Liquid Container

YORK, PENNSYLVANIA, September 16, 2010—Graham Packaging Company Inc. (“Graham Packaging”) today announced that its subsidiary, Graham Packaging Company, L.P., (the “Company”) intends to offer $250 million aggregate principal amount of senior unsecured notes due 2018 (the “Notes”). The Company intends to use the net proceeds from the offering, along with borrowings under its senior secured credit facility and cash on hand, to finance the previously announced acquisition of Liquid Container L.P. (“Liquid Container”). The Notes will be co-issued with the Company’s subsidiary, GPC Capital Corp. I, and guaranteed by their parent company, Graham Packaging Holdings Company, and certain of the Company’s domestic subsidiaries.

The Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933,

Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and Graham Packaging assumes no obligation to update the information included in this press release. Such forward-looking statements include information concerning Graham Packaging’s or Liquid Container’s possible or assumed future results of operations and the potential acquisition of Liquid Container. These statements often include words such as “approximately,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Graham Packaging’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Graham Packaging’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by Graham Packaging (including Graham Packaging’s filings with the Securities and Exchange Commission). Although Graham Packaging believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, Graham Packaging also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.